Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Mikohn Gaming Corporation

Las Vegas, NV

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated February 22, 2005, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Mikohn Gaming Corporation, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Los Angeles, CA

April 19, 2005